Exhibit 99.5

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

Board of Directors

Shurgard Storage Centers, Inc.

1155 Valley Street, Suite 400

Seattle, Washington 98109

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 6, 2006, to the Board of Directors of Shurgard Storage Centers, Inc. (“Shurgard”) as Annex F to, and to the reference thereto under the headings “SUMMARY—Opinions of Financial Advisors—Shurgard” and “THE MERGER—Opinions of Shurgard’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed merger involving Shurgard and Public Storage, Inc. (“Public Storage”), which joint proxy statement/prospectus forms a part of Public Storage’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

April 20, 2006